EXHIBIT 10(tt)
SETTLEMENT AGREEMENT AND MUTUAL RELEASE
     THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (the “Agreement”), is entered into as of October 28, 2007 (the “Effective Date”), by and among DUSA PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of New Jersey with a principal place of business located at 25 Upton Drive, Wilmington, Massachusetts, together with its wholly-owned subsidiary SIRIUS LABORATORIES, INC., on the one hand, and RIVER’S EDGE PHARMACEUTICALS, LLC, a limited liability company organized and existing under the laws of the State of Georgia with a principal place of business located at 5400 Laurel Springs Parkway, Building 504, Suwanee, Georgia on the other.
DEFINITIONS
     A. As used herein, the term “DUSA” shall mean and collectively refer to DUSA Pharmaceuticals, Inc. and Sirius Laboratories, Inc., together with each of their respective successors, assigns, parents, and subsidiaries or affiliated companies.
     B. As used herein, the term “River’s Edge” shall mean and refer to River’s Edge Pharmaceuticals, LLC, together with all of its successors, assigns, parents, subsidiaries, or affiliated companies.
     C. DUSA and River’s Edge are sometimes hereafter referred to individually as a “Party” and collectively as the “Parties.”
WITNESSETH
     WHEREAS, DUSA is the owner, by virtue of its acquisition of Sirius Laboratories, Inc., of U.S. Patent No. 6,979,468 entitled “Oral Composition and Method for the Treatment of Inflammatory Cutaneous Disorders” (the “‘468 Patent”), under which DUSA has manufactured, marketed, distributed, and sold its Nicomide® product; and

     WHEREAS, River’s Edge has manufactured, marketed, distributed, and sold a product labeled as NIC 750 that competes with DUSA’s Nicomide® product; and
     WHEREAS, on April 20, 2006, DUSA filed an action in the United States District Court, District of New Jersey against River’s Edge entitled DUSA Pharmaceuticals, Inc., et al. v. River’s Edge Pharmaceuticals, Inc., and assigned Civil Action No. 06-1843 (SRC) (the “New Jersey Litigation”), in which DUSA has alleged, among other things, that River’s Edge’s NIC 750 product infringes on the ‘468 Patent; and
     WHEREAS, on March 28, 2006, River’s Edge filed a separate action in the United States District Court, Northern District of Georgia against DUSA entitled River’s Edge Pharmaceuticals, Inc. v. DUSA Pharmaceuticals, Inc., et al., and assigned Civil Action No. 06-CV- 00045 (WCO) (the “Georgia Litigation”), which action was later dismissed in favor of the New Jersey Litigation; and
     WHEREAS, the New Jersey Litigation was referred by the Court to mediation before the Honorable Nicholas H. Politan, U.S.D.J. (retired) on August 9, 2007; and
     WHEREAS, the Parties now wish to resolve all existing and potential claims and outstanding obligations that may exist between DUSA and River’s Edge; and
     NOW, THEREFORE, the Parties, for good and sufficient consideration, the sufficiency of which is hereby acknowledged, agree as follows:
     1. Settlement Payment. River’s Edge shall make a one-time, lump sum settlement payment to DUSA in the aggregate amount of Four Hundred Twenty-Five Thousand Dollars U.S. ($425,000.00), which amount shall be wired to a bank account identified by DUSA. This Agreement shall not become binding or effective upon DUSA until this payment is made to and received by DUSA.

     2. Agreement To Discontinue Manufacture of NIC 750. As of the Effective Date, River’s Edge shall not, either directly or indirectly, manufacture, distribute, sell or offer to sell NIC 750 or any product containing nicotinamide and zinc that could be substitutable for Nicomide. Neither River’s Edge nor Brendan Murphy shall, either directly or indirectly or through any related or affiliated company, assist, cooperate with or provide any information to any third-party that is designed or intended to assist or enable the third-party to develop, manufacture, use, sell or offer for sale any product that infringes on the ‘468 Patent.
     3. Destruction of NIC 750 Not In the Distribution Chain. Without DUSA requiring a recall by River’s Edge of the NIC 750 product already in the distribution chain, River’s Edge shall destroy and provide to DUSA written confirmation of the destruction of all inventory of NIC 750 that is in its own warehouses or is otherwise within River’s Edge’s possession or control (i.e., 21,964 units in current inventory, together with 18,555 returned units). River’s Edge shall provide DUSA with the best available information that it has concerning the inventory of NIC 750 in the distribution chain at wholesalers and retail pharmacy warehouses, the amount of NIC 750 manufactured since its inception, the amount of any product returned, and any other information relevant to assist DUSA in determining the location and amount of NIC 750 in existence. Nothing in this Agreement shall be construed to require River’s Edge to recall NIC 750 product already in the distribution chain and DUSA shall take no action that is designed or intended to cause such a recall.
     4. NIC 750 In the Distribution Chain. River’s Edge shall be responsible for all costs and obligations arising from returns of NIC 750 from the distribution chain and/or order its destruction. If River’s Edge orders the destruction of any returns of NIC 750 from the distribution chain, it shall timely provide DUSA with a copy of the certificates of destruction or other similar document that confirms that the NIC 750 returns have been destroyed. River’s Edge shall pay to DUSA $25.00 per unit for every bottle of NIC 750 above 5,000 units that is substituted after September 30, 2007. Should the cumulative number of prescriptions of NIC 750 filled, as tracked by DUSA utilizing Wolters Kluwer or if Wolters Kluwer does not track prescriptions of NIC 750 by like prescription service company for prescriptions filled by “All Physician/Specialties”, exceed such 5,000 units on a cumulative basis after September 30, 2007, DUSA will provide River’s Edge with written notice of such prescription information and make a demand for payment consistent with this provision. Said demands shall be made no more frequently than on a monthly basis. Payments for NIC 750 for any amounts due after September 30, 2007 will be due within ten (10) business days following River’s Edge’s receipt of the written demand thereof with a seven (7) business day grace period during which a written notice of default will be provided by DUSA to River’s Edge.
     5. Consent Judgment To Secure River’s Edge’s Payment Obligations Under Paragraph 4 of this Agreement. In order to secure payment of any amounts that may become due to DUSA under paragraph 4 of this Agreement, River’s Edge shall execute and deliver to DUSA’s counsel at the time of the execution of this Agreement a stipulated Consent Judgment, in the form attached hereto as Exhibit A, which shall provide for the payment by River’s Edge to DUSA of $25.00 per unit of NIC 750 substituted above 5,000 units as reported by Wolters Kluwer or other like prescription service company on a cumulative basis after September 30, 2007. DUSA’s counsel may file the stipulated Consent Judgment on the amount owed under Paragraph 4 of this Agreement if, and only if, River’s Edge fails to pay any amounts that may become due under Paragraph 4 of this Agreement after DUSA provides notice in compliance with Paragraph 4 of this Agreement.

In the event such stipulated Consent Judgment is filed, River’s Edge shall be entitled to a credit for any amounts already paid to DUSA pursuant to Paragraph 4 of this Agreement. In addition, at the time DUSA files and seeks the entry of the Consent Judgment it shall provide the Court with an affidavit that indicates, to the best of its knowledge, that the information in the stipulated Consent Judgment is true and correct.
     6. Consent Judgment To Secure River’s Edge’s Payment Obligations Under Paragraphs 11 and 12 of this Agreement. In order to secure payment of any amounts that may become due to DUSA under Paragraphs 11 and 12 of this Agreement, River’s Edge shall execute and deliver to DUSA’s counsel at the time of execution of this Agreement a stipulated Consent Judgment, in the form attached hereto as Exhibit B, which shall provide for the payment by River’s Edge to DUSA of the royalty payments provided for under the License Agreement between the Parties as contemplated in Paragraph 12 of this Agreement. DUSA’s counsel may file the stipulated Consent Judgment on the amount owed under the terms of the License Agreement should River’s Edge fail to pay DUSA the royalties as provided for in the License Agreement. The Consent Judgment identified in this Paragraph may not be filed for royalties over the minimum royalties unless and until any dispute concerning the amount owed is resolved in accordance with the dispute resolution procedure set forth in Paragraph 11.2 of the License Agreement. In the event such stipulated Consent Judgment is pursued, River’s Edge shall be entitled to a credit for any amounts already paid to DUSA pursuant to the License Agreement. In addition, DUSA shall provide an affidavit with the stipulated Consent Judgment indicating that, to its knowledge, the information in the stipulated Consent Judgment is true and correct.
     7. Validity of the ‘468 Patent. River’s Edge hereby expressly and unconditionally acknowledges that DUSA’s ‘468 Patent is valid and enforceable. River’s Edge shall accordingly issue a joint, agreed-upon press release that expressly states that the ‘468 Patent is valid and enforceable. In accordance with Paragraph 15 hereunder, River’s Edge shall further execute a stipulated order of dismissal and final decision, in the form attached hereto as Exhibit C, which contains language that is intended to help DUSA effectuate a dismissal of the Inter Partes Reexamination of Patent No. 6,979,468 at the U.S. Patent and Trademark Office.
     8. De-Listing of NIC 750. On the Effective Date of this Agreement, River’s Edge shall send the executed and mutually agreed-upon letter attached hereto as Exhibit D to First Data Bank, Medi-Span and Gold Standards indicating that River’s Edge has discontinued the manufacture and distribution of NIC 750, and that NIC 750 should be marked “OBSOLETE” on the respective databases. At the request of DUSA, River’s Edge will provide similar letters to ensure the delisting of NIC 750 from other similar databases identified by name and address by DUSA.
     9. River’s Edge’s Participation In Re-Examination of Patent. River’s Edge shall, within five (5) business days of the Effective Date of this Agreement and in consultation with counsel for DUSA, voluntarily withdraw and/or cease participation in the Inter Partes Reexamination of the ‘468 Patent at the U.S. Patent and Trademark Office.
     10. Return of Bond. River’s Edge shall not object, and if required shall specifically and unconditionally consent, to the return to DUSA of the entire bond, including any accrued interest, that was posted by DUSA in the context of the New Jersey Litigation and that is currently being held by the United States District Court, District of New Jersey.
     11. Grant of License to AVAR Products & Trademarks. DUSA shall grant, subject to the terms and conditions of the License Agreement mentioned below in Paragraph 12, River’s Edge a perpetual, exclusive license of all of DUSA’s rights, title and interest in and to its patent applications and know-how for the manufacture, sale and use of the AVAR cleanser, AVAR gel,

AVAR E-emollient cream, and AVAR E-green cream (the “Licensed Products”), including any patent that may issue from patent applications relating to the Licensed Products. DUSA shall also grant, subject to the terms and conditions of the License Agreement mentioned below in Paragraph 12, a perpetual, exclusive license to River’s Edge of all of DUSA’s rights, title and interest in and to use of the AVAR trademark and trade dress in connection with the sale of the Licensed Products. Neither DUSA nor Robert Doman shall, either directly or indirectly or through any related or affiliated company, assist, cooperate with or provide any information to any third party that is designed or intended to assist or enable the third party to develop, manufacture, use, sell or offer for sale any product that utilizes the active ingredients in the Licensed Products.
     12. License Agreement. The terms and conditions of the license granted by DUSA to River’s Edge shall be memorialized in the License Agreement attached hereto as Exhibit E. If there are any conflicts between this Agreement and the License Agreement identified in this Paragraph 12, the License Agreement shall control.
     13. Release By DUSA. Except only for those obligations imposed by this Agreement, DUSA hereby releases and forever discharges River’s Edge (including its members, employees and agents) from any and all claims, rights, demands, obligations, debts, liabilities and causes of action at law or in equity, known or unknown, suspected or unsuspected, which DUSA has ever had or now has against River’s Edge, including without limitation any claims related to or arising out of NIC 750, Nicomide®, the ‘468 Patent, or any claims that were or could have been asserted as part of the Georgia or New Jersey Litigations.
     14. Release By River’s Edge. Except only for those obligations imposed under this Agreement, River’s Edge hereby releases and forever discharges DUSA (including its officers,

shareholders, directors, employees and agents) from any and all claims, rights, demands, obligations, debts, liabilities and causes of action at law or in equity, known or unknown, suspected or unsuspected, which River’s Edge has ever had or now has against DUSA, including without limitation any claims related to or arising out of NIC 750, Nicomide®, or the ‘468 Patent or any claims that were or could have been asserted as part of the Georgia or New Jersey Litigations.
     15. Stipulated Order of Dismissal and Final Decision. The Parties, through their respective counsel shall execute and file a stipulated order of dismissal and final decision, in the form attached hereto as Exhibit C, that dismisses and finally resolves the New Jersey Litigation with prejudice and without costs to either Party and also contains language that is intended to help DUSA effectuate a termination of the Inter Partes Reexamination of Patent No. 6,979,468 at the U.S. Patent and Trademark Office. The stipulated order shall also provide that the Court will retain jurisdiction over both the Parties and the subject matter of the New Jersey Litigation in order to enforce the terms of this Agreement if necessary.
     16. Indemnification By River’s Edge. River’s Edge shall defend, indemnify and hold harmless DUSA from and against any and all third party claims relating to or arising from: (i) River’s Edge’s import, export, handling, storage, promotion, marketing, distribution, sale or offer of sale of the NIC 750 product; or (ii) any claim that River’s Edge’s marketing materials for NIC 750 infringes the rights of a third party; or (iii) a breach of any obligations, actions, or representations by River’s Edge contained in this Agreement.
     17. Indemnification By DUSA. DUSA shall defend, indemnify and hold harmless River’s Edge from and against any and all third party claims relating to or arising from: (i) DUSA’s import, export, handling, storage, promotion, marketing, distribution, sale or offer of sale of Nicomide®; or (ii) any claim that DUSA’s marketing materials for Nicomide® infringe the rights of a third party; or (iii) a breach of any obligations, actions, or representations by DUSA contained in this Agreement.
     18. Notice and Limitation on Indemnification. In the event that either Party seeks indemnification under Paragraphs 16 or 17 of this Agreement, such Party shall inform the indemnifying Party of the third-party claim as soon as reasonably practicable after such Party receives notice of such claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle the claim at the sole discretion of the indemnifying Party, provided that such settlement does not impose any obligation on the other Party), and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim. Notwithstanding any provision in this Agreement to the contrary, neither DUSA nor River’s Edge shall be entitled to indemnification with respect to any third-party claim to the extent such third-party claim results from: (i) its own negligence, breach of its obligations, actions, or representations under this Agreement, or willful misconduct; or (ii) any action to which it has consented in writing.
     19. Products Liability Insurance Coverage. River’s Edge hereby represents to DUSA that it has purchased and will maintain for a commercially reasonable time period products liability insurance coverage at industry standard amounts that covers DUSA for any potential product liability claim related to NIC 750 and that names DUSA as an additional insured. Upon DUSA’s request, River’s Edge shall furnish to DUSA a certificate of insurance evidencing such coverage and DUSA’s status as an additional insured, and stating that such insurance shall not be cancelled, materially amended or allowed to lapse without at least thirty (30) days prior written notice to DUSA. DUSA hereby represents to River’s Edge that it has purchased and will maintain for a commercially reasonable time period products liability insurance coverage at industry standard amounts to cover River’s Edge for any potential product liability claim related to the Licensed Products sold by DUSA prior to the date of this Agreement and that River’s Edge shall be named as an additional insured party under such insurance policies. Upon River’s Edge’s request, DUSA shall furnish to River’s Edge a certificate of insurance evidencing such coverage and River’s Edge’s status as an additional insured, and stating that such insurance shall not be cancelled, materially amended, or allowed to lapse without at least thirty (30) days prior written notice to River’s Edge.
     20. Confidentiality. The Parties, and in the case of River’s Edge, Brendan Murphy, and in the case of DUSA, Robert Doman, agree that any confidential information obtained by one Party from the other during the course of the Parties’ business relationship shall not be divulged to any third party absent a subpoena or a court order. If any subpoena or court order would require the disclosure of confidential information by way of document production and/or testimony, each Party shall give the other Party and its attorneys reasonable and practicable prior written notice such that the noticed Party has an opportunity to intervene and oppose the disclosure of such confidential information. The Parties agree to take all reasonable measures to ensure that any confidential information sought by any subpoena or court order is kept confidential until the objecting Party’s opposition to the disclosure is considered and resolved by the Court or other relevant governing authority. Confidential information specifically includes without limitation any information regarding NIC 750, Nicomide®, or the ‘468 Patent, the Licensed Products, or the patent applications relating thereto, financial information relating to either Party, non-public information regarding either Party’s business, and/or non-public information regarding industry contacts or relationships. This provision shall survive expiration, termination and/or satisfaction of the terms of this Agreement. Nothing herein shall preclude the

Parties from disclosing such information as required by law or to their officers, directors, accountants and/or tax advisors or other agents, on a need-to-know basis, provided such persons comply with the confidentiality requirements of this Agreement. Except as permitted herein, the Parties shall not offer in evidence or in any way refer to in any civil, criminal, administrative or other action or proceeding, any of the confidential information other than as may be necessary to consummate or enforce this Agreement.
     21. Non-Disparagement. The Parties, and in the case of River’s Edge, Brendan Murphy, and in the case of DUSA, Robert Doman, agree that they shall not, now or ever in the future, publicly or privately, make, in any way, any disparaging, derogatory, unkind, unflattering or otherwise inflammatory remarks about the other party to any third party, including but not limited to the conduct, operations, financial condition or business practices of the other Party, the quality or condition of any products manufactured by River’s Edge, the quality or condition of any products manufactured by DUSA, any policies or procedures of the other Party, or the management personnel of the other Party. The Parties further agree that they will not in any way make or solicit any comments, statements or the like to the media or to others that may be considered derogatory or detrimental to the good name or business reputation of the other Party. This provision specifically excludes any comments made by any Party, or by Brendan Murphy, in the context of a communication protected by the attorney-client privilege or in the context of any filed litigation or regulatory proceeding. This provision shall not prevent a Party from responding truthfully to a subpoena or court order requiring testimony or documents consistent with Paragraph 20 above, but shall require the Party to provide the other Party with reasonable and practicable prior written notice if such disclosure involves and statements or comments that fall within the scope of this provision. This provision shall survive expiration, termination and/or satisfaction of the terms of this Agreement.
     22. Entire Agreement And Successors-In-Interest. This Agreement, together with the license agreement, contains the entire agreement between the Parties and shall be binding upon and inure to the benefit of the Parties, their successors-in-interest, and present and future subsidiaries, assignees or acquirers, including any acquirer of substantially all of the assets of a Party. Except as set forth in this Agreement, the Parties, in entering into this Agreement, have not made or relied upon any representations, warranties or promises. This Agreement shall prevail over prior communications between the Parties or their representatives regarding the matters contained herein.
     23. No Waiver. The failure of either Party to enforce any provision of this Agreement at any time or for any period of time shall not be construed to be a waiver of any right of either Party hereunder nor to prevent the subsequent enforcement thereof or of any other provision hereof in accordance with its terms.
     24. Execution of Additional Documents. Each Party hereto agrees, without charge, to promptly execute and deliver such further applications, assignments, descriptions and other instruments and documents and otherwise to cooperate with the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.
     25. Jurisdiction and Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New Jersey, notwithstanding any conflict of laws analysis. The Parties further expressly and unconditionally agree that venue, personal jurisdiction, and subject matter jurisdiction shall lie exclusively with the Federal courts of the State of New Jersey.

     26. Amendments. No amendments or variations to the terms of this Agreement shall be valid unless made in writing and signed by all Parties hereto.
     27. Severability. If any provision of this Agreement, under any set of circumstances, whether or not foreseeable by the Parties, is hereafter held to be invalid, illegal or unenforceable in its present form and scope in any jurisdiction or proceeding, the remaining provisions of this Agreement shall continue to be given full force and effect, without regard to the invalid, illegal or unenforceable provision in such jurisdiction or proceeding, and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible, and such holding shall not affect the validity, legality or enforceability of this Agreement in its entirety in any other jurisdiction or proceeding. Furthermore, if any of the provisions of this Agreement are held to be unenforceable in any jurisdiction or proceeding because of their duration or scope, the Parties agree that the court, arbitration panel or other authority making such determination shall have the power, and is hereby directed, to reduce or alter the duration and/or scope of such provision so that, in its reduced form, the provision is enforceable and effective as nearly as possible for the purposes expressed in this Agreement; provided, however, that the determination and amendment hereof by any such court, panel or authority shall be limited to the jurisdiction thereof and shall not affect the validity, legality, enforceability or application of this Agreement in its existing form and scope in any other jurisdiction or proceeding. To the extent permitted by applicable law, River’s Edge and DUSA hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.
     28. Disputed Claims. The Parties agree that this Agreement represents a compromise of disputed claims that were part of and at issue in the New Jersey Litigation.

     29. Notices. Any notices given hereunder shall be sent by overnight mail (confirmed receipt), facsimile (confirmed receipt), or personally delivered as follows:

If to DUSA:	With a copy to:
DUSA Pharmaceuticals, Inc.	Reed Smith LLP
25 Upton Drive	Princeton Forrestal Village
Wilmington, Massachusetts 01887	136 Main Street, Suite 250
Attention: President & CEO	Princeton, New Jersey 08540
Tel: 978-657-7500	Attention: Nanette W. Mantell, Esq.
Fax: 978-909-1016	Tel: 609-987-0050
Fax: 609-951-0824

If to River’s Edge:	With a copy to:
River’s Edge Pharmaceuticals, LLC	Baker, Donelson, Bearman,
5400 Laurel Springs Parkway	Caldwell & Berkowitz, PC
Building 504	Suite 1600, Monarch Plaza
Suwanee, Georgia	3414 Peachtree Road, N.E.
Attention: President	Atlanta, Georgia 30326
Tel: 770-886-3417	Attention: Robert Brazier, Esq.
Fax: 770-886-3917	Tel: (404) 221-6506
Fax: (404) 221-6501
     30. Neutral Interpretation. In any claim to construe the terms of the Agreement, this Agreement shall be considered the product of negotiation by and among the Parties hereto. No clause or provision shall be interpreted more strongly in favor of or against one Party or the other, based upon the source of the draftsmanship, but shall be interpreted in a neutral manner.
     31. Advice Of Counsel. The Parties hereby acknowledge that they have read this Agreement and have had an opportunity to obtain advice of counsel regarding it. Both Parties hereby also acknowledge that they understand the terms of this Agreement, and that they freely and voluntarily sign and enter into it.
     32. Attorneys’ Fees. Each Party shall bear its own attorneys’ fees and costs incurred in connection with the Georgia and New Jersey Litigations and the negotiation and execution of this Agreement. However, if any action is required to enforce this Agreement or the stipulated

Consent Judgment, the prevailing Party shall be awarded all corresponding reasonable attorneys’ fees and costs associated with their efforts to enforce this Agreement or the stipulated Consent Judgment.
     33. Representations and Authority. The Parties represent and warrant as follows, which representations and warranties shall survive the execution and delivery of this Agreement:
          33.1. River’s Edge expressly represents and warrants to DUSA that Neil Laboratories, Inc. was and is the only manufacturer of NIC 750;
          33.2. DUSA represents and warrants that it has maintained inventory of the Licensed Products in the normal course of its business and that current levels of its Licensed Product inventory conform to its past business practices.
          33.3. DUSA represents and warrants that within the three (3) months preceding the Effective Date, it has not provided incentives on the Licensed Products in order to promote the sale of additional inventory that are not in the ordinary course of DUSA’s business.
          33.4. River’s Edge represents and warrants that since October 3, 2007 it has not shipped, nor has it instructed its warehouse agent to ship any NIC 750 into the distribution chain.
          33.5. The Parties and their authorized representatives signing this document have the right and authority to execute this Agreement;
          33.6. The Parties have not sold, assigned, transferred, conveyed or otherwise disposed of any claims, demands, and obligations referred to in this Agreement;
          33.7. The Parties hereby represent that all corporate action, and any other authorizations prerequisite to the execution and operation of this Agreement and the undertakings described herein have been taken or obtained by them. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will violate or conflict with the Articles of Incorporation (or any other charter documents) or the Bylaws (or like documents) of the Parties, or any provision of any agreement or other restriction of any kind to which either Party is a party or by which either Party is bound.
     34. Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signatory hereto may indicate acceptance of this Agreement with a facsimile signature, provided that an original signature is provided to all other Parties thereafter. The terms set forth herein will become effective and binding upon the Parties once this Agreement has been fully and duly executed.

THE SIGNATORIES HERETO DECLARE THAT THEY ARE EACH DULY AUTHORIZED TO EXECUTE THIS AGREEMENT ON BEHALF OF THEIR RESPECTIVE ORGANIZATIONS, THE TERMS OF THIS AGREEMENT HAVE BEEN FULLY UNDERSTOOD, AND ARE VOLUNTARILY ACCEPTED FOR THE PURPOSE OF MAKING A FULL AND FINAL COMPROMISE AND SETTLEMENT.
     IN WITNESS WHEREOF, the Parties have executed this Agreement:

DUSA PHARMACEUTICALS, INC.		SIRIUS LABORATORIES, INC.

By:	/s/ Robert Doman	By:	/s/ Robert Doman

	Name: Robert Doman		Name: Robert Doman
	Title: President & CEO		Title: President
	Date: October 28, 2007		Date: October 28, 2007

RIVER’S EDGE PHARMACEUTICALS, LLC

By:	/s/ Robert G. Brazier on behalf of Brendan Murphy with express permission

Name: Robert G. Brazier on behalf of Brendan Murphy
Title: President of River’s Edge Pharmaceuticals, LLC
Date: October 28, 2007

License Agreement
Between
DUSA Pharmaceuticals INC.
and
River’s Edge Pharmaceuticals, LLC
Effective as of October 28, 2007

i

License Agreement
     This License Agreement, effective as of October 28, 2007 (the “Effective Date”), is entered into by and between DUSA Pharmaceuticals, Inc. having offices at 25 Upton Drive, Wilmington, Massachusetts 01887 (“DUSA”) and River’s Edge Pharmaceuticals, LLC, having its principal offices at 5400 Laurel Springs Parkway, Building 504, Suwanee, Georgia 30024 (“River’s Edge”).
Preliminary Statements
     WHEREAS, DUSA, together with its Affiliates (as defined below), owns and has all right, title and interest in, the Licensed Products (as defined below).
     WHEREAS, DUSA and River’s Edge are parties in that certain lawsuit styled DUSA Pharmaceuticals, Inc., et. al. v. River’s Edge Pharmaceuticals, LLC, Civil Action No. 06-1843, in the United States District Court for the District of New Jersey, alleging, among other things, that River’s Edge infringed DUSA’s Patent No. 6,979,468;
     WHEREAS, DUSA and River’s Edge have engaged in extensive negotiations and desire to resolve and settle finally their dispute by entering into a Settlement Agreement and Mutual Release and this License Agreement on the terms hereinafter set forth which agreements and exhibits thereto shall be referred to collectively as the “Settlement Documents”;
     WHEREAS, the Parties (as defined below) desire to reduce this License Agreement to writing and bind themselves as set forth herein;
     Now, Therefore, in consideration of the foregoing preliminary statements and the mutual agreements and covenants set forth herein and in the Settlement Documents, the Parties hereby agree as follows:
1. Definitions.
     As used in this Agreement, the following terms shall have the meanings set forth in this Section 1 unless context clearly and unambiguously dictates otherwise. Unless the context requires otherwise, references to the singular include the plural and vice versa, and references to Sections, Exhibits and Schedules are references to the sections, exhibits and schedules of this Agreement.
     1.1 “Affiliate” shall mean, with respect to a Party, any entity controlling, controlled by, or under common control with, such Party, for only so long as such control exists. For these purposes, “control” shall refer to: (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, (ii) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other voting ownership interest of an entity or (iii) the right to appoint or nominate fifty percent (50%) or more of the directors or managers of such entity.
     1.2 “Agreement” shall mean this license agreement together with the preliminary statements and all exhibits, schedules and attachments hereto.

     1.3 “Bankruptcy Code” shall have the meaning assigned to such term in Section 11.6.
     1.4 “Breaching Party” shall have the meaning assigned to such term in Section 11.2.
     1.5 “Confidential Information” shall have the meaning assigned to such term in Section 9.2.
     1.6 “Cover”, “Covered” or “Covering” shall mean, in connection with a Patent Right, claiming any idea, Know-How or Invention or describing same in the specifications or the drawings of such Patent Right in a manner that it can be made the subject matter of the patent claims of such Patent Right.
     1.7 “DUSA Know-How” shall mean all Know-How owned or controlled by DUSA or its Affiliates as of the Effective Date which is reasonably necessary for the manufacture, use, offer for sale, sale or importation of Licensed Products in the Field. Notwithstanding anything herein to the contrary, DUSA Know-How shall exclude: (i) DUSA patent rights relating to any product other than the Licensed Products; and (ii) Know-How owned or controlled by DUSA or its Affiliates relating to any product other than the Licensed Products.
     1.8 “DUSA Technology” shall mean, collectively, the Patent Rights and DUSA Know-How.
     1.9 “Effective Date” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
     1.10 “Field” shall mean all indications for human use.
     1.11 “First Commercial Sale” means the first arms-length commercial sale by River’s Edge or its Affiliates or Sublicensees of a Licensed Product to a Third Party in any country in the Territory after the Effective Date.
     1.12 “Indemnitee” shall have the meaning assigned to such term in Section 10.3.
     1.13 “Infringement” shall have the meaning assigned to such term in Section 6.3.1.
     1.14 “Know-How” shall mean any and all formulae, processes, trade secrets, technologies, know-how, inventions, improvements, discoveries and claims (including confidential data and Confidential Information), whether patentable or unpatentable, including, without limitation, synthesis, preparation, recovery and purification processes and techniques, control methods and assays, chemical data, toxicological and pharmacological data and techniques, clinical data, medical uses, product forms and product formulations and specifications.
     1.15 “Licensed Products” shall mean the products containing sulfacetamide and sulphur sold by DUSA prior to the Effective Date and sold after the Effective Date hereof by

River’s Edge or a sublicensee of River’s Edge, designated under the trade names AVAR cleanser, AVAR gel, AVAR e-emollient cream, and AVAR E-green cream.
     1.16 “Net Sales” shall mean, with respect to a Licensed Product, the gross amount invoiced for sales, in an arms length transaction, by River’s Edge, its Affiliates and, as applicable, Sublicensees, to Third Parties, commencing with the Effective Date, less the following deductions from such gross amounts which are actually incurred, allowed, accrued or specifically allocated:
(i) credits or allowances for damaged products, obsolescence returns or rejections of Licensed Products under River’s Edge’s policy generally applicable, as modified from time to time;
(ii) normal and customary trade, cash and quantity discounts, allowances and credits (other than price discounts granted at the time of invoicing which have been already been included in the gross amount invoiced), chargeback payments and rebates (or the equivalent thereof) granted under River’s Edge’s policy generally applicable, as modified from time to time to group purchasing organizations, managed health care organizations or to federal, state/provincial, local and other governments, including their agencies, or to trade customers; provided, that where any such discounts, reductions, payments or rebates for the Licensed Product are based on sales to the customer of a bundled set of products in which the Licensed Product is included (where such sales are permitted by law), the applicable discount, reduction, payment or rebate for the Licensed Product in such bundled arrangement shall be based on the weighted average discount, reduction, payment or rebate of such bundled set of products and, further provided, the Licensed Product shall not be discounted disproportionately for any reason including, without limitation, to create or attract sales for other products sold or distributed by River’s Edge;
(iii) any invoiced freight, postage, shipping, insurance and other transportation charges; and
(iv) sales, value-added (to the extent not refundable in accordance with applicable law), and excise taxes, tariffs and duties, and other taxes directly related to the sale (but not including taxes assessed against the income derived from such sale) of a Licensed Product.
“Net Sales” shall also include the average selling price for the Licensed Product times the number of units transferred to Third Parties for non-cash consideration or where no invoice is generated. Net Sales, as set forth in this definition, shall be calculated in accordance with normal industry accounting practices applied on a consistent basis.
     1.17 “Non-breaching Party” shall have the meaning assigned to such term in Section 11.2.

     1.18 “Party” shall mean, as applicable, DUSA or River’s Edge and, when used in the plural, shall mean DUSA and River’s Edge.
     1.19 “Patent Rights” shall mean DUSA’s rights that it now owns, or has acquired as of the Effective Date of this Agreement, in information, inventions or discoveries encompassing the compositions or use of the Licensed Products claimed in the patent applications listed on Exhibit 1 (including, without limitation, all provisional applications, divisionals, continuations, continuations-in-part) and letters patent that issue thereon, and reissues, reexaminations, or extensions thereof.
     1.20 “Sublicensee” shall mean a Third Party to which River’s Edge or its Affiliates grant a sublicense in accordance with the provisions of Section 2.2.
     1.21 “Term” shall have the meaning assigned to such term in Section 11.1.
     1.22 “Territory” shall mean the world.
     1.23 “Third Party” shall mean any person or entity who or which is neither a Party nor an Affiliate of a Party.
     1.24 “Trademarks” shall have the meaning assigned to such term in Section 2.3.
     1.25 “United States” or “U.S.” shall mean The United States of America, including its possessions, territories and commonwealths.
2. Grant of Rights.
     2.1 License Grant to River’s Edge.
          2.1.1 Subject to the terms and conditions of this Agreement, DUSA hereby grants to River’s Edge and its Affiliates a perpetual exclusive right and license to the DUSA Technology, with the right to grant sublicenses in accordance with Section 2.2, to make, use, market, sell, have sold, and distribute the Licensed Products for use in the Field in the Territory.
          2.1.2 Except as expressly set forth in this Agreement, no license is granted by DUSA under its rights in any DUSA Technology whatsoever for any activities by River’s Edge that are outside the scope of the license grants in Section 2.1.1.
     2.2 Sublicensing. Sublicenses of the licenses granted to River’s Edge under Section 2.1.1 may be granted by River’s Edge; provided, however, in all cases, no sublicense granted by River’s Edge pursuant to this Section 2.2 shall be valid unless: (i) River’s Edge shall submit the proposed sublicense or distribution agreement to DUSA for written approval prior to execution, which approval shall not be unreasonably withheld or delayed; (ii) River’s Edge shall guarantee and be responsible for, as applicable, the performance of, or the making of all payments due and the making of any reports under this Agreement with respect to sales of Licensed Products by its Affiliates and Sublicensees and, in each case, the Affiliate’s and Sublicensee’s compliance with all applicable terms of this Agreement; (iii) such sublicense agreement shall provide that the Sublicensee shall be jointly and severally liable with River’s Edge for any royalty payments due to DUSA under this Agreement and shall contain the consent to jurisdiction and governing law provisions of this Agreement with respect to the royalty payment obligations; and (iv) as applicable, each Affiliate or Sublicensee agrees in writing to maintain books and records and permit DUSA to review such books and records pursuant to the relevant provisions, and to observe all other applicable terms, of this Agreement. River’s Edge shall promptly provide DUSA with notice of any sublicense granted pursuant to this Section 2.2, and provide a copy of the applicable agreement to DUSA upon its request. Notwithstanding anything here and to the contrary, River’s Edge may enter into a sublicense agreement with Tiber Laboratories, LLC (“Tiber”) to allow Tiber to market the Licensed Products under Tiber’s label and NDC Number, provided that such agreement binds Tiber to all of the provisions of this Section 2.2; and further provided, that Tiber may not assign such agreement, or any obligations thereunder, without DUSA’s prior written consent.
     2.3 Trademarks. In addition, without any additional royalty payments by River’s Edge, DUSA hereby grants to River’s Edge a perpetual, exclusive license to all rights, title and interest that it owns or controls to the AVAR trademarks listed on Exhibit 2 attached hereto and made a part of this Agreement, and trade dress used in connection with the sale of Licensed Products (the “Trademarks”). The ownership and all goodwill from the use of the Trademarks shall vest in and inure to the benefit of River’s Edge. DUSA reserves all rights not expressly granted herein.
3. Royalties.
     3.1 Cumulative Sales Statement. For purposes of this Section 3.1, Net Sales shall be determined on a rolling 12 month basis for all Licensed Products. Together with the report set forth in Section 4.1.1 below, River’s Edge shall provide DUSA with a statement of cumulative 12-month Net Sales for each month.
     3.2 Royalty Payments to DUSA.
          3.2.1 As consideration to DUSA for the license and other rights granted to River’s Edge under this Agreement, River’s Edge shall pay to DUSA a guaranteed minimum royalty of Three Hundred Thousand Dollars ($300,000), to be payable as set forth in Section 4 below, said guaranteed minimum royalty to be paid to DUSA in all events, including if this Agreement is terminated or sales of the Licensed Products are ceased by River’s Edge, and credited against a royalty to be paid to DUSA on aggregate annual Net Sales of the Licensed Products in the amount of fifteen percent (15%) of all such Net Sales for the period of three (3) years commencing from the date of the First Commercial Sale by River’s Edge (the “Royalty Period”). Upon the payment of all royalties due during the Royalty Period, the license shall be fully paid.
          3.2.2 The Parties hereby acknowledge and agree that the Patent Rights, Trademarks and DUSA Know-How licensed pursuant to this Agreement justify royalties of differing amounts with respect to sales of the Licensed Products, which royalties could be applied separately to each Licensed Product involving the exercise of such Patent Rights and/or the incorporation of such DUSA Know-How, and that if such royalties were calculated separately, royalties relating to the Patent Rights and royalties relating to the DUSA Know-How would last for different terms. In light of such considerations and for reasons of convenience, the Parties have hereby determined that blended royalty rates for the Patent Rights and the DUSA Know-How licensed hereunder will apply during a single royalty term and that the utilization of such blended royalty rates is advantageous to both Parties.
4. Payments And Reports.
     4.1 Payments.
          4.1.1 Within fifteen (15) days after the end of each calendar month beginning with the calendar month during which the Effective Date occurs, River’s Edge shall deliver to DUSA a report, summarizing the total gross sales of the Licensed Product(s), on a Licensed Product-by-Licensed Product basis, total Net Sales (including an itemization of the deductions applied to such gross sales to derive such Net Sales) during the relevant calendar month, and the calculation of royalties due thereon. The report for each calendar month shall also summarize the total gross sales of the Licensed Product(s), on a Licensed Product-by- Licensed Product basis, total Net Sales (including an itemization of the deductions applied to such gross sales to derive such Net Sales) during the relevant calendar month, and the calculation of royalties due thereon (together with the statement described in Section 3.1). Beginning with the first calendar month in which the First Commercial Sale of a Licensed Product is made by River’s Edge, and for each calendar month thereafter during the Royalty Period, royalty payments shall be made to DUSA within seventy-five (75) days following the end of each such calendar month (together with a copy of the report for the calendar month stated above). All other payments to be made under this Agreement shall be made in accordance with the terms set forth in the applicable Section(s) regarding such payments.
          4.1.2 Following the end of each year during the Royalty Period, the Parties shall reconcile (true-up) any adjustments in the last payment of each year. If the aggregate royalties for each year of the Royalty Period total less than One Hundred Thousand Dollars ($100,000) (the minimum annual royalty), then the payment for the last month in each year of the Royalty Period shall include the difference between One Hundred Thousand Dollars and all royalties paid during the first eleven calendar months of such year of the Royalty Period.
     4.2 Mode of Payment. All payments required under this Agreement shall be made in U.S. Dollars, regardless of the country(ies) in which sales are made, via wire transfer of immediately available funds as directed by DUSA from time to time. For the purposes of computing Net Sales of Licensed Product sold in a currency other than U.S. dollars, such currency shall be converted into U.S. dollars at an exchange rate equal to the buy rate of U.S. dollars published in the East Coast Edition of The Wall Street Journal for the last business day of the applicable calendar month. Such payments shall be without deduction of exchange, collection or other charges.

     4.3 Sales Records. Commencing with the First Commercial Sale of a Licensed Product, River’s Edge shall keep complete and accurate records pertaining to the sale of each Licensed Product sold during the first three years after the First Commercial Sale of a Licensed Product, in sufficient detail to permit DUSA to confirm the accuracy of the royalties paid by River’s Edge hereunder.  River’s Edge shall maintain such records for a period not less than three (3) calendar years after the year in which such sales occurred.
     4.4 Audits.
          4.4.1 At the request and expense of DUSA, River’s Edge shall permit DUSA, or its designee who shall be reasonably acceptable to River’s Edge, at reasonable times and upon reasonable written notice, (but no more often then once per calendar year unless (i) a deficiency of greater than five percent (5%) was determined by a prior audit, or (ii) an audit is required by DUSA’s independent registered accounting firm) to examine such records as may be necessary for the sole purpose of verifying the calculation and reporting of Net Sales and the correctness of any royalty made under this Agreement for any period within the preceding three (3) years. Any designee shall hold in confidence any confidential or proprietary information of River’s Edge, except that such accountant may disclose to DUSA the fact of a deficiency, the lack of a deficiency or any overpayment, and the degree thereof, including the dollar amount. All results of any such examination shall be made available to River’s Edge.
          4.4.2 In the event that any audit reveals an under-payment in the amount of any royalties that should have been paid by River’s Edge to DUSA in accordance with this Agreement, then such amount shall be paid within ten (10) days after DUSA makes a demand therefor, plus interest thereon. Such interest shall be calculated from the date such amount was due until the date such amount is actually paid, at the rate of three percent (3%) over the prime rate of interest reported in the East Coast Edition of The Wall Street Journal for the date such amount was due. In addition, if the underpayment is in excess of five percent (5%) of the amount that actually should have been paid, then River’s Edge shall reimburse DUSA for the cost of the audit.
     4.5 Taxes. In the event that River’s Edge is mandated under the laws of a country to withhold any tax, tariff, levy or similar charge (“Taxes”) to the tax or revenue authorities in such country in connection with any payment to DUSA, such Taxes shall be paid in the first instance by River’s Edge so that DUSA receives the gross amounts due under this Agreement. If for any reason River’s Edge has not such paid such Taxes, and DUSA becomes obligated to advance any such Taxes, then DUSA shall invoice River’s Edge for such Taxes and payment shall be made by River’s Edge within ten (10) business days in accordance with Section 4.2 above. DUSA shall secure and promptly send to River’s Edge proof of any such Taxes paid or required to be withheld by DUSA for the benefit of River’s Edge. The Parties shall cooperate reasonably with each other to ensure that any amounts required to be withheld by DUSA are reduced in amount to the fullest extent permitted by law. No deduction shall be made, or a reduced amount shall be deducted, if River’s Edge furnishes a document from the appropriate tax authorities to DUSA certifying that the payments are exempt from withholding Taxes or subject to reduced tax rates, according to the applicable convention for the avoidance of double taxation. DUSA shall be responsible for DUSA’s income tax liability attributable to royalty payments received by DUSA under this Agreement.
5. Manufacturing And Supply
     5.1 Commercial Supply.
          5.1.1 River’s Edge shall be responsible for manufacture of the Licensed Products for use by River’s Edge or its sublicensees.
          5.1.2 DUSA will immediately notify its third-party warehouse vendor to stop filling orders for the Licensed Products and to immediately ship to River’s Edge the on-hand inventory of the Licensed Products.
          5.1.3 DUSA will transfer and assign all open orders to River’s Edge for fulfillment.
     5.2 Transfer. The Parties will cooperate to ensure a smooth and efficient transfer of supplier information.
     5.3 Customer Records. DUSA shall, as soon as reasonably possible but no more than two (2) business days following the Effective Date, provide River’s Edge with a copy of all records in its possession concerning the sale of the Licensed Products including customer information.
     5.4 Returns. Each Party shall be responsible for their own returns of Licensed Product from its own customers; provided, however, the Parties recognize that, in some instances, it may be difficult for customers to determine the seller with respect to the batches of on-hand inventory being shipped by DUSA to River’s Edge. Therefore, with respect to returns of the split batches of each of the Licensed Products that is being shipped to River’s Edge by DUSA, River’s Edge shall be responsible for any returns of the Licensed Product to DUSA which exceeds DUSA’s pro rata share of sales to customers common to both Parties of Licensed Products from such split batches.
6. Ownership; Patents.
     6.1 Ownership.
          6.1.1 DUSA shall retain all right, title and interest in and to the DUSA Technology, subject to the license granted to River’s Edge pursuant to Section 2.1.
     6.2 Patent Prosecution and Maintenance.
          6.2.1 DUSA shall have full responsibility for, and shall control the preparation and prosecution of, and the maintenance of, all Patent Rights. DUSA shall pay all costs and expenses of filing, prosecuting and maintaining such Patent Rights, and, subject to Section 6.2.4, agrees to expend commercially reasonable efforts to diligently prosecute the patent applications listed on Exhibit 1.

          6.2.2 If DUSA elects not to pay for the further prosecution or maintenance of any Patent Rights Covering any Licensed Products, or the filing of any divisional or continuing patent application (based on a prior patent application or patent) listed on Exhibit 1, DUSA shall notify River’s Edge in writing in a timely manner and River’s Edge may do so at its expense. In the event that River’s Edge elects to proceed with any such filing, prosecution or maintenance, DUSA shall assign its rights in and to such Patent Rights to River’s Edge, and, subject to Section 10.4.2, all of DUSA’s rights in such Patent Rights shall cease.
          6.2.3 Each Party agrees to cooperate with the other Party to execute all lawful papers and instruments, to make all rightful oaths and declarations, and to provide consultation and assistance as may be necessary in the preparation, prosecution, maintenance and enforcement of all such patents. DUSA specifically agrees to cooperate with River’s Edge should it choose to publicly record their license interest in the Patent Rights, should a patent issue thereon. Furthermore, DUSA agrees to cooperate with River’s Edge should River’s Edge choose to publicly record its interest in the Trademarks.
          6.2.4 DUSA specifically and expressly makes no representation or warranty that any claims will ultimately be allowed, or patents will ultimately issue within the Patent Rights.
     6.3 Patent and Trademark Enforcement.
          6.3.1 If either Party learns of an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such activity (an “Infringement”) by a Third Party with respect to the Licensed Products, such Party shall promptly notify the other Party in writing and shall promptly provide such other Party with available evidence of such Infringement.
          6.3.2 DUSA shall have the first right, but not the duty, to institute, prosecute, and control any action or proceeding with respect to an Infringement based on any DUSA Technology. If DUSA (or its designee) does not secure actual cessation of such infringement or institute an infringement proceeding against an offending Third Party within thirty (30) days after a receipt of evidence of the Infringement, River’s Edge shall have the right, but not the duty, to institute, prosecute, and control any action or proceeding with respect to such Infringement. The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other Party to institute, prosecute, and control such Infringement actions and shall otherwise cooperate in the institution and prosecution of such actions (including, without limitation, consenting to being named as a nominal party thereto). Any award, damages or other monetary awards recovered (whether by way of settlement or otherwise) shall be applied first to reimburse both Parties for all costs and expenses incurred by the Parties with respect to such action on a pro rata basis and, if after such reimbursement any funds remain from such award, they shall be allocated as follows: (A) if DUSA has instituted and maintained such action alone, DUSA shall be entitled to retain such remaining funds; (B) if River’s Edge has instituted and maintained such action alone, River’s Edge shall be entitled to retain such remaining funds, but shall pay DUSA a royalty, as if such remaining funds constituted Net Sales made within the month the funds are received; or (C) if the Parties have cooperated in instituting and maintaining such action, the Parties shall allocate such remaining funds between themselves in the same proportion as they have agreed to bear the expenses of instituting and maintaining such action.
     6.4 Infringement Action by Third Parties. In the event of the institution or threatened institution of any suit by a Third Party against either Party for patent or trademark infringement involving the use, manufacture, sale, offer for sale, distribution or marketing of a Licensed Product, the Party being sued shall promptly notify the other Party in writing of such suit.
     6.4.1 If the suit alleges any claim for damages where the damages could be based on DUSA’s use, manufacture, sale, offer for sale, distribution or marketing of a Licensed Product prior to the Effective Date, each Party may engage counsel of its choice and appear and represent its own interests in the suit, at its own expense. If both Parties are not named as parties to the suit, then the named Party will cooperate with the other Party to take whatever action is appropriate in the circumstances to add the other as a party. River’s Edge agrees to assist and cooperate with DUSA in the defense of any patent or trademark infringement suit related to the Licensed Products in which River’s Edge is not named and declines to participate in the defense.
     6.4.2 Unless otherwise covered in Sections 6.3.2 or 6.4.1, River’s Edge shall defend any other patent or trademark infringement suit instituted by a Third Party against River’s Edge involving the use, manufacture, sale, offer for sale, distribution or marketing of a Licensed Product only after the Effective Date, at its own expense and shall be responsible for all damages incurred as a result thereof. DUSA hereby agrees to assist and cooperate with River’s Edge, at River’s Edge’s reasonable request and expense, in the defense of any patent or trademark infringement suit related to the Licensed Products (including, without limitation, consenting to being named as a nominal party thereto).
     6.4.3 River’s Edge shall be solely responsible for any damages awarded in any patent or trademark infringement suit attributable to the use, manufacture, sale, offer for sale, distribution or marketing of a Licensed Product after the Effective Date, and DUSA shall be solely responsible for any damages awarded and any patent or trademark infringement suit attributable to the use, manufacture, sale, offer for sale, distribution or marketing of Licensed Products before the Effective Date.
     6.4.4 The initiation or pendency of any action covered by this Section 6.4 will not excuse River’s Edge from making any payments otherwise due to DUSA pursuant to this Agreement.

          6.5 Product Marking. River’s Edge agrees to mark all Licensed Products in accordance with 35 U.S.C. 287.
     7. Regulatory Matters.
     7.1 Adverse Reaction Reporting. River’s Edge shall be responsible to report to any applicable regulatory authority any adverse drug experience in connection with the sale and use of the batches of Licensed Products being shipped by DUSA to River’s Edge immediately following the Effective Date and any Licensed Products manufactured by or for River’s Edge after the Effective Date (which shall include, for the avoidance of doubt, any adverse drug experience in connection with the separate use of the active ingredients and additives incorporated into a Licensed Product), including the incidence or severity thereof, associated with non-clinical toxicity studies, clinical uses, studies, investigations or tests, whether or not determined to be attributable to the Licensed Product. DUSA shall be responsible to report to any applicable regulatory authority any adverse drug experience in connection with the sale and use of the batches of Licensed Products manufactured for DUSA prior to the batches being shipped to River’s Edge under this Agreement (which shall include, for the avoidance of doubt, any adverse drug experience in connection with the separate use of the active ingredients and additives incorporated into such Licensed Product), including the incidence or severity thereof, associated with non-clinical toxicity studies, clinical uses, studies, investigations or tests, whether or not determined to be attributable to such Licensed Product.
     7.2 Recall; Withdrawal. In the event that any Licensed Product should be alleged or proven not to meet the specifications or other mandatory standards for the Licensed Product in a country or legal jurisdiction in the applicable Territory, the Parties shall determine whether the unit of Licensed Product was sold prior to or after the Effective Date by reference to invoice information. River’s Edge shall have full responsibility to recall, detain or retain the Licensed Product (voluntarily or by order of a Regulatory Authority) for any Licensed Product sold after the Effective Date and DUSA shall have full responsibility to recall Licensed Product sold prior to the Effective Date.
     7.3 Regulatory Obligations. DUSA hereby transfers all regulatory obligations, including pharmacovigilance obligations, to River’s Edge on the Effective Date and River’s Edge shall be solely responsible for all regulatory activities in connection with the Licensed Products on and after the Effective Date. River’s Edge shall pay all fees associated with obtaining and maintaining any and all registrations including, without limitation, any establishment license fees of River’s Edge or Third Parties which must be paid with respect to facilities used in the manufacture of Licensed Product by or on behalf of River’s Edge. River’s Edge shall list the Licensed Products on the drug listing maintained by the United States Food and Drug Administration under its labeller code (or the code of its manufacturer) before the next batch of a respective Licensed Product is manufactured and will use that number on all future production of the Licensed Products. DUSA shall forward to River’s Edge any adverse event or product complaint information related to the manufacture of any Licensed Product until the expiration of the last batch of each respective Licensed Product manufactured under the name of Sirius Laboratories, Inc.
     7.4 Records. DUSA shall forward to River’s Edge all records in its possession, concerning the manufacture of the Licensed Products on behalf of DUSA including all Certificate of Analysis, batch records, and formulations and DUSA shall notify the manufacturer of the Licensed Products that DUSA does not object to the inspection by River’s Edge of batch records or other information pertaining to the lots of the Licensed Products manufactured for DUSA.
     8. REPRESENTATIONS AND WARRANTIES.
     8.1 Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:
          8.1.1 such Party: (A) is an organized business entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed; and (B) has the power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and
          8.1.2 such Party: (A) has, as an organized business entity, the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (B) has taken all necessary governance action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity (regardless of whether enforcement is sought in a court of law or equity).
     8.2 Disclaimer Regarding DUSA Technology. Other than as set forth in this Section 8, DUSA hereby expressly disclaims any representation or warranty as to the validity or enforceability of any Patent Rights contained in the DUSA Technology, the non-infringement of any Third Party patent rights or other intellectual property right or the prospects or likelihood of commercial success of a Licensed Product.
     8.3 Representations, Warranties and Covenants of River’s Edge. River’s Edge represents, warrants and covenants to DUSA, as of the Effective Date, and except as otherwise specified, at all times during the Royalty Period, that River’s Edge is committed to the commercialization of the Licensed Products in accordance with its obligations under in this Agreement and will make diligent efforts, but in no case less than commercially reasonable efforts, to market and sell the Licensed Products during the Royalty Period.
     8.4 Representations and Warranties of DUSA.

          8.4.1 DUSA represents and warrants that to the best of its knowledge, there is no threatened or pending litigation alleging that the Licensed Products infringe any patent rights of any Third Party. DUSA further represents and warrants that to the best of its knowledge, it has not received any communications, verbal or written in any form, alleging that the Licensed Products infringe any patent or other intellectual property rights of any third party. DUSA further represents that to the best of its knowledge, with the exception of claims based on U.S. Patent No. 6,905,675, it does not know of any reasonable claim that could be brought alleging that the Licensed Products infringe the intellectual property rights of any Third Party. DUSA further represents and warrants that to the best of its knowledge it has not received any communication, verbal or written, offering or inviting DUSA to negotiate a license to any patents rights owned by any third party and related to the Licensed Products.
          8.4.2 DUSA represents and warrants that the rights granted to River’s Edge in this Agreement have not previously been granted to any other Party.
          8.4.3 DUSA has not received any notices from any regulatory authority regarding the Licensed Products.
          8.4.4 DUSA represents and warrants that the Certificate of Analysis for the batch of current inventory transferred to River’s Edge hereunder are not materially different from the Certificate of Analysis for prior batches manufactured for or on behalf of DUSA.
          8.4.5 DUSA represents and warrants that it did not ship any Licensed Products from Monday afternoon October 22 , 2007 through the close of business on Wednesday, October 24, 2007. Since Thursday, October 25, 2007, DUSA shipped no more than $5,000.00 in gross revenue of the Licensed Products in the normal course of business.
     8.5 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 8, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, OR NON-INFRINGEMENT.

9.	Publication; Confidentiality.
     9.1 Publication.
     9.1.1 Except as expressly provided in this Section 9, each Party agrees not to make any public announcement or disclosure (including, without limitation, any press release, summary or question and answer script or informal statement to any Third Party) of the terms of this Agreement or the Settlement Documents, without first obtaining the written approval of the other Party which approval shall not be unreasonably withheld, conditioned, or delayed, and agreement upon the nature and text of such public announcement or disclosure, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Parties shall agree upon a press release to announce the execution of this Agreement, together with a corresponding question and answer script for use in responding to inquiries about the Agreement and DUSA and River’s Edge may each disclose to Third Parties the information contained in such press release and question and answer script without the need for further approval by the other. Thereafter, either Party may issue a press release or public announcement regarding the Parties’ activities hereunder; provided, that, the Party desiring to make any such public announcement shall provide the other Party with a copy of the proposed announcement for review and comment in reasonably sufficient time prior to public release.
     9.1.2 Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement and Settlement Documents required under applicable laws and regulations to the United States Securities and Exchange Commission and any other comparable governmental or regulatory agencies.
     9.1.3 In addition, each Party agrees not to disclose, under any circumstances except as set forth in this Section 9 or as otherwise required by law, the terms of this Agreement or the Settlement Documents, to any Third Party other than to professional advisors and financing sources, and in that case, only under confidentiality terms at least as stringent in all material respects as this Section 9.
     9.2 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term and thereafter, a receiving Party shall keep, and shall ensure that its Affiliates, and their officers, directors, employees and agents, keep, completely confidential and shall not publish or otherwise disclose and shall not use for any purpose: (i) any information furnished to it by the disclosing Party; or (ii) developed under or in connection with this Agreement by either Party; except in each of subclause (i) and (ii) to the extent that it can be established by the receiving Party by competent written proof that such information: (A) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party; (B) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (C) became generally available to the public or was otherwise part of the public domain after its disclosure hereunder and other than through any act or omission of the receiving Party in breach of this Agreement; or D) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others (all such information to which none of the foregoing exceptions applies, “Confidential Information”).
     9.3 Exceptions to Obligation. The restrictions contained in Section 9.2 shall not apply to Confidential Information that: (i) is provided by the receiving Party to Third Parties under confidentiality agreements having provisions at least as stringent as those in this Agreement, for consulting, manufacturing development, manufacturing, external testing, marketing trials and to Third Parties who are sublicensees or other development/marketing partners hereunder with respect to any of the subject matter of this Agreement; (ii) is otherwise required to be disclosed in compliance with applicable laws or regulations (including, without limitation and for the avoidance of doubt, the requirements of the U.S. Securities and Exchange Commission, Nasdaq or any other stock exchange on which securities issued by a Party are traded) or order by a court or other regulatory body having competent jurisdiction; provided, that, if a Party is required to make any such disclosure of the other Party’s Confidential Information such Party will give reasonable advance written notice to the disclosing Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed; or (iii) was developed by the receiving Party independent of any disclosure received under this Agreement.
     9.4 Limitations on Use. Each Party shall use any Confidential Information obtained by such Party from the other Party, its Affiliates, or its sublicensees, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated hereby or expressly permitted hereunder.
     9.5 Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Section 9.
10.  Indemnification; Insurance.
     10.1 By River’s Edge. River’s Edge shall indemnify, defend and hold harmless DUSA and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) for claims of any Third Party arising out of or resulting from:
10.1.1 negligence or wrongful intentional acts or omissions of River’s Edge, its Affiliates, Sublicensees and their respective directors, officers, employees and agents, in connection with the activities contemplated under this Agreement;
10.1.2 any warranty claims, recalls of any Licensed Product or any tort claims of personal injury (including death) or property damage relating to or arising out of any storage, use, distribution, sale, offer for sale or importation of a Licensed Product by River’s Edge after the Effective Date;

10.1.3 any claims (other than claims by governmental agencies) whatsoever relating to or arising out of the marketing or sales activities of River’s Edge or its Affiliates or its Sublicensees with respect to the Licensed Products; or
10.1.4 any breach of any representation or warranty made by River’s Edge pursuant to Sections 8.1 or 8.3.
     10.2 By DUSA. DUSA shall indemnify, defend and hold harmless River’s Edge, its Affiliates and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) for claims of any Third Party arising out of or resulting from:
10.2.1 negligence or wrongful intentional acts or omissions of DUSA or its Affiliates, and their respective directors, officers, employees and agents, in connection with the activities contemplated under this Agreement;
10.2.2 any warranty claims, recalls of any Licensed Product or any tort claims of personal injury (including death) or property damage relating to or arising out of any storage, use, distribution, sale, offer for sale of a Licensed Product by DUSA prior to the Effective Date;
10.2.3 any claims (other than claims by governmental agencies) whatsoever relating to or arising out of the marketing or sales activities of DUSA or its Affiliates with respect to the Licensed Products; or
10.2.4 any breach of any representation or warranty made by DUSA pursuant to Sections 8.1 or 8.2.
     10.3 Notice. In the event that any person (an “Indemnitee”) entitled to indemnification under Section 10.1 or 10.2 is seeking such indemnification, such Indemnitee shall inform the indemnifying Party of the claim as soon as reasonably practicable after such Indemnitee receives notice of such claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the sole right to settle it at the sole discretion of the indemnifying Party, provided that such settlement does not impose any obligation on the Indemnitee or the other Party) and shall cooperate as requested (at the expense of the indemnifying Party) in the defense of the claim.
     10.4 Complete Indemnification. As the Parties intend complete indemnification, all costs and expenses, including without limitation, legal fees and expenses, actually incurred by an Indemnitee in connection with enforcement of Sections 10.1 and 10.2 shall also be reimbursed by the indemnifying Party.
     10.5 Insurance. Each Party shall maintain, and shall require its Affiliates and Sublicensees hereunder to maintain, a commercial general liability and product liability insurance program on terms customary in the pharmaceutical industry covering all activities and obligations of it, and, as the case may be, its Affiliates, hereunder, or other programs with comparable coverage, up to and beyond the expiration or termination of this Agreement during (i) the period that any Licensed Product is being commercially distributed or sold by the Party, its Affiliates or Sublicensees, and (ii) a commercially reasonable period thereafter.
11.	Term; Termination.
     11.1 Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to any other provisions of this Section 11, shall expire:
     11.1.1 upon the later of: (1) the expiration of the last to expire of all Patent Rights Covering the Licensed Product ; or (2) ten (10) years from the First Commercial Sale of such Licensed Product; and
     11.1.2 in its entirety upon the expiration of this Agreement with respect to all Licensed Products in the Territory (the “Term”).
     11.2 Termination for Cause. Either Party (the “Non-breaching Party”) may terminate this Agreement, without prejudice to any other remedies available to it at law or in equity, in the event the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its material obligations hereunder and such breach or default shall have continued for thirty (30) days after written notice thereof was provided to the Breaching Party by the Non-breaching Party (or, if such breach or default cannot be cured within such thirty (30)-day period, if the Breaching Party does not commence and diligently continue actions to cure such breach or default during such thirty (30) days). Any such termination under this Section 11.2 shall become effective at the end of such thirty (30)-day period unless the Breaching Party has cured any such noticed breach(es) or default(s) prior to the expiration of such thirty (30)-day period (or, if such breach(es) or default(s) cannot be cured within such thirty (30)-day period, if the Breaching Party has commenced and diligently continued actions to cure such breach(es) or default(s)). The right of either Party to terminate this Agreement as provided in this Section 11.2 shall not be affected in any way by its waiver or failure to take action with respect to any previous breach or default.
     11.2.1 In the event that River’s Edge fails to pay to DUSA the guaranteed minimum annual royalties which are due and payable under Sections 4.1.2 hereof, then DUSA shall be entitled to file the consent judgment provided for in Paragraph 5 of the Settlement Agreement and Mutual Release entered into by DUSA and River’s Edge on the date hereof for the balance due.”
     11.2.2  Any dispute over the amount of royalties due beyond the guaranteed minimum annual royalties shall be resolved by submission to a single independent neutral reviewer, to be selected by the Parties.  Such review may be commenced by River’s Edge by notice to DUSA within 10 days of receipt of written notice from DUSA that additional royalties are claimed to be due and which shall include River’s Edge’s suggested independent neutral review.  The reviewer must be a certified public accountant, must have substantial experience in the pharmaceutical industry, and must hold an equity interest in an accounting firm of national repute.  If the parties cannot agree, the reviewer will be chosen by JAMS in Newark, New Jersey upon request of any Party.  Within ten days of selection of the reviewer, each Party shall submit a statement of its position to the reviewer, with any supporting evidence.  Five business days after submission of the opening statements, each Party may submit a reply to the other’s statement.  The reviewer shall announce a decision within ten days of the date for submission of reply statements. If the reviewer confirms a previous audit by DUSA, then the reviewer shall be paid by River’s Edge. If the reviewer determines that DUSA’s audit was erroneous by more than 5%, then DUSA shall pay for the cost of the reviewer. In all other cases, the Parties shall split the cost of the reviewer equally.
     11.3 Termination for Challenges. In the event that River’s Edge or any of its Affiliates or Sublicensees make any request for, or file a declaration of, or undertake any action involving, any interference, opposition, challenges as to ownership, assertions of invalidity or unenforceability, revocation or reexamination relating to any DUSA Technology before any court, agency or other tribunal, then DUSA shall have the right to immediately terminate this Agreement by sending written notice of such termination to River’s Edge.
     11.4 Effect of Expiration or Termination.
     11.4.1 Following the expiration of the term of this Agreement with respect to a Licensed Product in any country in the Territory pursuant to Section 11.1, River’s Edge shall have a non-exclusive, royalty-free, paid-up, perpetual, irrevocable and sublicensable right and license, to develop, make, have made, use, market, sell, have sold, offer for sale, import, distribute and otherwise exploit such Licensed Product in the such country in the Territory. To that end, River’s Edge may hold and use all data, reports, records, information and materials that relate to such Licensed Product and may in its sole discretion continue or grant any sublicense granted by it under this Agreement.
     11.4.2 If this Agreement is terminated in its entirety by DUSA pursuant to Section 11.2 or Section 11.3, in addition to any other remedies available at law or in equity: (A) all licenses and rights granted by DUSA to River’s Edge under this Agreement shall terminate; (B) at River’s Edge’s expense, River’s Edge shall promptly: (1) license on a non-exclusive basis to DUSA all River’s Edge patent rights related to the Licensed Products; (2) license on a non-exclusive basis (subject to continuing use by River’s Edge for other products if already in use for such other products) and transfer to DUSA all relevant River’s Edge Know-How, data, reports, records and materials relating to the Licensed Products; and (3) return to DUSA all relevant records and materials in River’s Edge’s possession or control containing DUSA’s Confidential Information (provided that River’s Edge may keep one (1) copy of such Confidential Information for archival purposes only); (C) to the extent River’s Edge owns or holds any right, title and interest in any Trademarks, trade names, and logos under which a Licensed Product has been or is being marketed or sold in the Territory, River’s Edge shall license the same to DUSA on a non-exclusive basis; and (D) all sublicenses granted by River’s Edge under this Agreement shall continue in full force and effect in accordance with the terms and conditions of the respective sublicense agreements, and River’s Edge will assign to DUSA all such sublicense agreements.

     11.5 Accrued Rights; Surviving Obligations.
     11.5.1 Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration including, without limitation, any payment obligations under Section 4 and any and all damages arising from any breach hereunder.
     11.5.2 In addition to the provisions of this Agreement which expressly survive as set forth elsewhere in this Agreement, all of the Parties’ rights and obligations under, and/or the provisions contained in, Sections 1, 3.2, 5.4, 6.4, 7 (provided that DUSA shall be responsible for regulatory obligations relating to any Licensed Product it may sell after the expiration, termination, or relinquishment of this Agreement), 9, 10, 11.4, 11.5, 13.3, 13.5, 13.6, 13.8, 13.11, 13.13, 13.15. shall survive the expiration, termination, or relinquishment of this Agreement.
     11.6 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any Section of this Agreement are and shall otherwise be deemed to be for purposes of section 365(n) of Title 11, of the United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in section 101(56) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.
12. Force Majeure.
Any delay in the performance of any of the duties or obligations of either Party hereto (except the payment of money due hereunder) shall not be considered a breach of this Agreement, and the time required for performance shall be extended for a period equal to the period of such delay, if such delay has been caused by or is the result of acts of God; acts of public enemy; insurrections; riots; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; earthquakes; floods; shortages of energy; governmental prohibition or restriction; or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected. The Party so affected shall give prompt notice to the other Party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible.
13. Miscellaneous.
     13.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

     13.2 Assignment. Except pursuant to a sublicense permitted under this Agreement, neither Party shall be entitled to assign its rights or delegate its obligations hereunder without the express written consent of the other Party hereto, except that each Party may assign its rights and transfer its duties hereunder to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of such Party’s merger, consolidation or involvement in a similar transaction. No assignment and transfer shall be valid or effective unless done in accordance with this Section 13.2 and unless and until the assignee/transferee shall agree in writing to be bound by the provisions of this Agreement.
     13.3 Books and Records. Any books and records to be maintained under this Agreement by a Party shall be maintained in accordance with pharmaceutical industry standards.
     13.4 Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
     13.5 Notice. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to DUSA:	With a copy to:
DUSA Pharmaceuticals, Inc.	Reed Smith LLP
25 Upton Drive	Princeton Forrestal Village
Wilmington, Massachusetts 01887	136 Main Street, Suite 250
Attention: President & CEO	Princeton, New Jersey 08540
Tel: 978-657-7500	Attention: Nanette W. Mantell, Esq.
Fax: 978-909-1016	Tel: 609-987-0050
Fax: 609-951-0824

If to River’s Edge:	With a copy to:
River’s Edge Pharmaceuticals, LLC	Baker, Donelson, Bearman,
5400 Laurel Springs Parkway	Caldwell & Berkowitz, PC
Building 504	Suite 1600, Monarch Plaza
Suwanee, Georgia 30024	3414 Peachtree Road, N.E.
Attention: Brendan Murphy	Atlanta, Georgia 30326
Tel: 770-886-3417	Attention: Robert Brazier, Esq.
Fax: 770-886-3917	Tel: (404) 221-6506
Fax: (404) 221-6501
or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. With respect to notices given pursuant to this Section 13.5: (i) if delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given; (ii) if sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service; and (iii) if sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. Postal Service.
     13.6 Use of Name. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement.
     13.7 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.
     13.8 Compliance with Law. Nothing in this Agreement shall be deemed to permit River’s Edge to export, re-export or otherwise transfer any Licensed Product sold under this Agreement without compliance with applicable laws.
     13.9 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.
     13.10 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.
     13.11 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey, without regard to conflict of law principles. The parties expressly consent to the jurisdiction of the federal courts of the State of New Jersey.
     13.12 Entire Agreement. This Agreement, together with the Exhibits hereto, as updated, and the Settlement Agreement and Mutual Release signed concurrently herewith, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound.

     13.13 Parties in Interest. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.
     13.14 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.
     13.15 Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.
     13.16 Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures shall be treated as original signatures.
* * *

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

DUSA PHARMACEUTICALS, INC.

By:	/s/ Robert Doman

Name: Robert Doman Title: President & CEO

RIVER’S EDGE PHARMACEUTICALS, LLC

By:	/s/ Robert Brazier on behalf of River’s Edge

Name: Robert Brazier
Title: Attorney with express permission
Date: 10/28/07